Fox Petroleum Announces Four New UK Onshore Blocks in South England

LONDON, June 3, 2008 (BUSINESS WIRE) – Fox Petroleum Inc (OTCBB: FXPT) along with partner Aimwell Energy are pleased to announce the securing of four (4) 10km x 10km UK onshore license blocks in the south of England. The Petroleum Exploration and Development Licenses awarded give Fox onshore Petroleum Operator status within the UK.

Made available by the government of the United Kingdom, the blocks totaling 400 km sq were awarded to Fox and its partner in the latest round of onshore licensing. Fox retains a 90% interest in the four blocks, with Aimwell having 10%. Along with Fox and Aimwell, other companies awarded blocks through the bidding rounds included British Gas, Marathon Oil, Nexen Energy and Centrica.

In return for the license, Fox will have to shoot 60 km of 2D seismic (estimated cost $500,000) within the 6-year term of the license. Interpretation and analysis of the seismic data acquired will help further define the prospect, with the option to drill a well afterwards, or simply relinquish the license.

The blocks are located 8km to the north of the sizeable Palmers Wood oilfield and only 2km north of the Warlingham borehole, which had numerous indications of oil and gas. Planning is already underway to secure a small-scale seismic survey for the purpose of unlocking the blocks' potential. It is hoped that drilling might take place soon afterwards.

Richard Moore, Fox Chief Executive Officer, commented: "We are pleased to add another exciting prospect to our company's portfolio. The potential for these four blocks has both Fox and its partner Aimwell eager to initiate development. Our positioning is in good company with large market-cap companies neighboring our new prospects while we believe our blocks are ideally located for future production."

Aimwell Technical Director, Bob Frost, commented: "Both Fox and Aimwell are very excited about the potential of these blocks. They are located on the northern edge of the hydrocarbon prolific Weald Basin, where there is scope for much larger hydrocarbon accumulations than are typically encountered. The lack of plentiful reservoir rocks has often restricted the size of hydrocarbon accumulations within the main Weald Basin. However, our investigations point to a faulted northern margin to this basin where our blocks are located. Similar to the North Sea and many other basins, these faults are frequently associated with the development of much thicker reservoir rocks and in addition are ideally located to encounter migrating oil generated from within the deeper parts of the Weald basin."

Further Information

Shareholders and prospective investors are encouraged to visit Fox Petroleum's website: www.foxpetro.com and download Fox Petroleum's Investor Summary. Please feel free to call investor relations toll-free at 1-888-369-4744 to receive a full corporate investor's package.

About Fox Petroleum

Fox Petroleum Inc. is an Independent Oil and Gas Exploration and Production Company headquartered in London, England, the financial capital of Europe, with a further operations office in Anchorage, Alaska. Fox is focused on exploration and production in the USA (Alaska's North Slope and Cook Inlet, Texas and Kansas), UK Onshore in the South of England and also on the UK's North Sea. The Company's shares are publicly traded on the NASD OTC BB under the ticker symbol FXPT.

On behalf of the Board of Directors

FOX PETROLEUM INC.

Alex Craven, Vice President, Finance

Legal Notice Regarding Forward-Looking Statements

Legal Notice Regarding Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Forward-looking statements in this news release include that a small-scale seismic program is being planned; the four blocks have hydrocarbon potential with a faulted northern margin and that these faults are associated with thicker reservoir rocks; interpretation and analysis of the seismic will better define the prospect; drilling will occur soon after the survey; blocks are ideally located for future production.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in filings on Edgar of other junior oil and gas exploration companies with the US Securities and Exchange Commission.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this news release, such as "prospective resources", "likely recovery factors", "prospective reserves", "prospective resource", "risk", "recoverable oil", "possible resource", "potential reserve" and that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-KSB and quarterly reports on Form 10-QSB available from us or the SEC."

Contact:

Fox Petroleum Inc.
Investor Relations
Alex Craven, Vice President, Finance
1-888-FOX-4744 (1-888-369-4744)
ir@foxpetro.com
www.foxpetro.com